EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2020 (October 9, 2020 as to effects of the reverse stock split described in the second paragraph of Note 2), relating to the financial statements of Eargo, Inc. (the “Company”) appearing in the Prospectus filed October 19, 2020 by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-249075 on From S-1, as amended.

/s/ Deloitte & Touche LLP

San Jose, California

October 19, 2020